Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Ameriprise Financial, Inc. for the registration of $1,700,000,000 of its Senior Debt Securities and to the incorporation by reference therein of our reports dated June 3, 2005, except for Note 1, as to which the date is August 1, 2005, with respect to the consolidated financial statements and schedule of Ameriprise Financial, Inc. included in its Form 10, Amendment No. 3, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
October 3, 2005